Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-259205

Pricing Supplement Dated September 15, 2023 To the Product Prospectus Supplement No. CCBN-1 dated August 1, 2023, and the Prospectus Supplement and the Prospectus, Each Dated September 14, 2021	$5,005,000 Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Exchange Traded Funds, Due September 17, 2026 Royal Bank of Canada

Royal Bank of Canada is offering Auto-Callable Contingent Coupon Barrier Notes (the “Notes”) linked to the lesser performing of the shares of three exchange traded funds (each, a “Reference Asset” and collectively, the “Reference Assets”). The Notes are our senior unsecured obligations, will pay a monthly Contingent Coupon at the rate and under the circumstances specified below, and will have the terms described in the documents described above, as supplemented or modified by this pricing supplement.
Reference Assets	Initial Prices*	Coupon Barriers and Trigger Prices**
VanEck® Gold Miners ETF ("GDX")	$28.79	$17.27, which is 60% of the Initial Price
SPDR® S&P® Regional Banking ETF ("KRE")	$43.64	$26.18, which is 60% of the Initial Price
SPDR® S&P® Biotech ETF (“XBI”)	$79.13	$47.48, which is 60% of the Initial Price
*The Initial Price of each Reference Asset was its closing price on September 12, 2023 (the "Strike Date").
**Rounded to two decimal places.
The Notes do not guarantee any return of principal at maturity. Any payments on the Notes are subject to our credit risk.
Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page P-8 of this terms supplement and “Risk Factors” beginning on page PS-4 of the product prospectus supplement dated August 1, 2023 and page S-2 of the prospectus supplement dated September 14, 2021.
The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality. The Notes are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
Issuer:	Royal Bank of Canada	Stock Exchange Listing:	None
Trade Date:	September 15, 2023	Principal Amount:	$1,000 per Note
Issue Date:	September 20, 2023	Maturity Date:	September 17, 2026
Coupon Observation Dates:	Monthly, as set forth below.	Coupon Payment Dates:	Monthly, as set forth below.
Valuation Date:	September 14, 2026	Contingent Coupon Rate:	16.15% per annum
Final Price:	For each Reference Asset, its closing price on the Valuation Date.
Contingent Coupon Feature:
If the closing price of each Reference Asset is greater than or equal to its Coupon Barrier on the applicable Coupon Observation Date, we will pay the Contingent Coupon on the applicable Coupon Payment Date. You may not receive any Contingent Coupons during the term of the Notes.

Payment at Maturity (if held to maturity):
If the Notes are not previously called, the investor will receive at maturity, for each $1,000 in principal amount:
•      If the Final Price of the Lesser Performing Reference Asset is greater than or equal to its Coupon Barrier, $1,000 plus the Contingent Coupon due at maturity.
•      If the Final Price of the Lesser Performing Reference Asset is less than its Trigger Price, a cash payment equal to:
$1,000 + ($1,000 x Underlying Return of the Lesser Performing Reference Asset)
In this case, investors will lose some or all of the principal amount and will not receive the Contingent Coupon at maturity.

Lesser Performing Reference Asset:	The Reference Asset with the lowest Underlying Return.
Call Feature:
If the closing price of each Reference Asset is greater than or equal to its Initial Price starting on December 12, 2023 and on any quarterly Call Observation Date thereafter, the Notes will be automatically called for 100% of their principal amount, plus the Contingent Coupon applicable to the corresponding Coupon Observation Date.

CUSIP:	78016NC47
	Per Note	Total
Price to public(1)	100.000%	$5,005,000
Underwriting discounts and commissions(1)	0.441%	$22,050
Proceeds to Royal Bank of Canada	99.559%	$4,982,950
(1) We or one of our affiliates may pay varying selling concessions of up to $5.00 per $1,000 in principal amount of the Notes in connection with the distribution of the Notes to other registered broker dealers. Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all of their underwriting discount or selling concessions. The public offering price for investors purchasing the Notes in these accounts may be between $995 and $1,000 per $1,000 in principal amount. In addition, RBCCM or one of its affiliates may pay a referral fee to a broker-dealer that is not affiliated with us in an amount of up to 0.50% of the principal amount of the Notes. See "Supplemental Plan of Distribution (Conflicts of Interest)" below.
The initial estimated value of the Notes as of the Trade Date was $987.56 per $1,000 in principal amount, which is less than the price to public. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. We describe our determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Exchange Traded Funds Royal Bank of Canada
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.
General:
This pricing supplement relates to an offering of Auto-Callable Contingent Coupon Barrier Notes (the “Notes”) linked to the lesser performing of the shares of three exchange traded funds (the “Reference Assets”).

Issuer:	Royal Bank of Canada (the “Bank”)
Strike Date:	September 12, 2023
Trade Date:	September 15, 2023
Issue Date:	September 20, 2023
Valuation Date:	September 14, 2026
Maturity Date:	September 17, 2026
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 thereafter.
Contingent Coupon:
We will pay you a Contingent Coupon during the term of the Notes, periodically in arrears on each Coupon Payment Date, under the conditions described below:
•         If the closing price of each Reference Asset is greater than or equal to its Coupon Barrier on the applicable Coupon Observation Date, we will pay the Contingent Coupon applicable to that Coupon Observation Date.
•         If the closing price of any of the Reference Assets is less than its Coupon Barrier on the applicable Coupon Observation Date, we will not pay you the Contingent Coupon applicable to that Coupon Observation Date.
You may not receive a Contingent Coupon for one or more monthly periods during the term of the Notes.

Contingent Coupon Rate:	16.15% per annum (approximately 1.3458% per month).
Coupon Observation Dates and Coupon Payment Dates:	The Coupon Observation Dates and Coupon Payment Dates will occur monthly, and the Call Observation Dates and Call Settlement Dates will occur quarterly, as set forth below:
Coupon Observation Dates	Coupon Payment Dates
October 12, 2023	October 17, 2023
November 13, 2023	November 16, 2023
December 12, 2023(1)	December 15, 2023(2)
January 12, 2024	January 18, 2024
February 12, 2024	February 15, 2024
March 12, 2024(1)	March 15, 2024(2)
April 12, 2024	April 17, 2024
May 13, 2024	May 16, 2024
June 12, 2024(1)	June 17, 2024(2)
July 12, 2024	July 17, 2024
August 12, 2024	August 15, 2024
September 12, 2024(1)	September 17, 2024(2)
October 14, 2024	October 17, 2024

P-2	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Exchange Traded Funds Royal Bank of Canada
November 12, 2024	November 15, 2024
December 12, 2024(1)	December 17, 2024(2)
January 13, 2025	January 16, 2025
February 12, 2025	February 18, 2025
March 12, 2025(1)	March 17, 2025(2)
April 14, 2025	April 17, 2025
May 12, 2025	May 15, 2025
June 12, 2025(1)	June 17, 2025(2)
July 14, 2025	July 17, 2025
August 12, 2025	August 15, 2025
September 12, 2025(1)	September 17, 2025(2)
October 13, 2025	October 16, 2025
November 12, 2025	November 17, 2025
December 12, 2025(1)	December 17, 2025(2)
January 12, 2026	January 15, 2026
February 12, 2026	February 18, 2026
March 12, 2026(1)	March 17, 2026(2)
April 13, 2026	April 16, 2026
May 12, 2026	May 15, 2026
June 12, 2026(1)	June 17, 2026(2)
July 13, 2026	July 16, 2026
August 12, 2026	August 17, 2026
September 14, 2026 (Valuation Date)	September 17, 2026 (Maturity Date)
(1) This date is also a Call Observation Date. (2) This date is also a Call Settlement Date.
Record Dates:
The record date for each Coupon Payment Date will be one business day prior to that scheduled Coupon Payment Date; provided, however, that any Contingent Coupon payable at maturity or upon an automatic call will be payable to the person to whom the payment at maturity or call, as the case may be, will be payable.

Call Feature:
If, starting on December 12, 2023 and on any quarterly Call Observation Date thereafter, the closing price of each Reference Asset is greater than or equal to its Initial Price, then the Notes will be automatically called.

Payment if Called:	If the Notes are automatically called, then, on the applicable Call Settlement Date, for each $1,000 principal amount, you will receive $1,000 plus the Contingent Coupon otherwise due.
Initial Price:	For each Reference Asset, its closing price on the Strike Date, as set forth on the cover page of this document.
Final Price:	For each Reference Asset, its closing price on the Valuation Date.
Coupon Barrier and Trigger Price:	For each Reference Asset, 60% of its Initial Price, as set forth on the cover page of this document.

P-3	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Exchange Traded Funds Royal Bank of Canada
Payment at Maturity (if not previously called and held to maturity):
If the Notes are not previously called, the investor will receive at maturity, for each $1,000 in principal amount:
•     If the Final Price of the Lesser Performing Reference Asset is greater than or equal to its Coupon Barrier, $1,000 plus the Contingent Coupon due at maturity.
•    If the Final Price of the Lesser Performing Reference Asset is less than its Trigger Price, a cash payment equal to:
$1,000 + ($1,000 x Underlying Return of the Lesser Performing Reference Asset)
In this case, investors will lose some or all of the principal amount and will not receive the Contingent Coupon at maturity.

Underlying Return:	With respect to each Reference Asset: Final Price - Initial Price Initial Price
Stock Settlement:	Not applicable. Payments on the Notes will be made only in cash.
Lesser Performing Reference Asset:	The Reference Asset with the lowest Underlying Return.
Market Disruption Events:
The occurrence of a market disruption event (or a non-trading day) as to any of the Reference Assets will result in the postponement of a Coupon Observation Date, a Call Observation Date or the Valuation Date as to that Reference Asset, as described in the product prospectus supplement, but not to any non-affected Reference Asset.

Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”)
U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a callable pre-paid cash-settled contingent income-bearing derivative contract linked to the Reference Assets for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the section below, “Supplemental Discussion of U.S. Federal Income Tax Consequences,” and the discussion (including the opinion of Ashurst LLP, our special U.S. tax counsel) in the product prospectus supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which apply to the Notes.

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, may maintain a secondary market in the Notes after the issue date. The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount.

Listing:	The Notes will not be listed on any securities exchange.
Clearance and Settlement:	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Ownership and Book-Entry Issuance” in the prospectus).
Terms Incorporated in the Master Note:
All of the terms on the cover page and the terms appearing above the item captioned “Secondary Market” in this section, and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement, as modified by this pricing supplement.

P-4	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Exchange Traded Funds Royal Bank of Canada
ADDITIONAL TERMS OF YOUR NOTES
You should read this pricing supplement together with the prospectus dated September 14, 2021, as supplemented by the prospectus supplement dated September 14, 2021 and the product prospectus supplement dated August 1, 2023, relating to our Senior Global Medium-Term Notes, Series I, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated September 14, 2021 and in the product prospectus supplement dated August 1, 2023, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009470/rbc911212424b3.htm

Prospectus Supplement dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009472/rbcsupp911210424b3.htm

Product Prospectus Supplement dated August 1, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000114036123037451/brhc20056850_424b5.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.

P-5	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Exchange Traded Funds Royal Bank of Canada
HYPOTHETICAL EXAMPLES
The table set out below is included for illustration purposes only. The table illustrates the Payment at Maturity of the Notes (including the final Contingent Coupon, if payable) for a hypothetical range of performance for the Lesser Performing Reference Asset, assuming the following terms, and assuming that the Notes are not automatically called prior to maturity:
Hypothetical Initial Price (for each Reference Asset):	$100.00*
Hypothetical Trigger Price and Coupon Barrier (for each Reference Asset):	60% of each hypothetical Initial Price
Contingent Coupon Rate:	16.15% per annum (or approximately 1.3458% per month)
Contingent Coupon Amount:	Approximately $13.458 per month
Coupon Observation Dates:	Monthly
Principal Amount:	$1,000 per Note
* The hypothetical Initial Price of $100.00 used in the examples below has been chosen for illustrative purposes only and is not the actual Initial Price of any Reference Asset. The actual Initial Prices for each Reference Asset are set forth on the cover page of this pricing supplement. We make no representation or warranty as to which of the Reference Assets will be the Lesser Performing Reference Asset. It is possible that the Final Price of each Reference Asset will be less than its Initial Price.
Hypothetical Final Prices of the Lesser Performing Reference Asset are shown in the first column on the left. The second column shows the Payment at Maturity for a range of Final Prices. The third column shows the amount of cash to be paid on the Notes per $1,000 in principal amount.
Hypothetical Final Price of the Lesser Performing Reference Asset	Payment at Maturity as Percentage of Principal Amount	Cash Payment Amount per $1,000 in Principal Amount
$130.00	101.3458%*	$1,013.458*
$120.00	101.3458%*	$1,013.458*
$110.00	101.3458%*	$1,013.458*
$100.00	101.3458%*	$1,013.458*
$90.00	101.3458%*	$1,013.458*
$80.00	101.3458%*	$1,013.458*
$70.00	101.3458%*	$1,013.458*
$60.00	101.3458%*	$1,013.458*
$59.99	59.99%	$599.90
$50.00	50.00%	$500.00
$40.00	40.00%	$400.00
$30.00	30.00%	$300.00
$20.00	20.00%	$200.00
$10.00	10.00%	$100.00
$0.00	0.00%	$0.00
*Including the final Contingent Coupon, if payable

P-6	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Exchange Traded Funds Royal Bank of Canada
Hypothetical Examples of Amounts Payable at Maturity
The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated, assuming that the Notes have not been called.
Example 1: The price of the Lesser Performing Reference Asset increases by 25% from the Initial Price to a Final Price of $125.00. Because the Final Price of the Lesser Performing Reference Asset is greater than its Trigger Price and its Coupon Barrier, the investor receives at maturity, in addition to the final Contingent Coupon, a cash payment of $1,000 per Note, despite the 25% appreciation in the price of the Lesser Performing Reference Asset.
Example 2: The price of the Lesser Performing Reference Asset decreases by 10% from the Initial Price to a Final Price of $90.00. Because the Final Price of the Lesser Performing Reference Asset is greater than its Trigger Price and its Coupon Barrier, the investor receives at maturity, in addition to the final Contingent Coupon, a cash payment of $1,000 per Note, despite the 10% decline in the price of the Lesser Performing Reference Asset.
Example 3: The price of the Lesser Performing Reference Asset decreases by 50% from the Initial Price to a Final Price of $50.00. Because the Final Price of the Lesser Performing Reference Asset is less than its Trigger Price and its Coupon Barrier, the final Contingent Coupon will not be payable on the Maturity Date, and we will pay only $500 for each $1,000 in the principal amount of the Notes, calculated as follows:
Principal Amount + (Principal Amount x Underlying Return of the Lesser Performing Reference Asset)
= $1,000 + ($1,000 x -50%) = $1,000 - $500 = $500
* * *
The Payments at Maturity shown above are entirely hypothetical; they are based on prices of the Reference Assets that may not be achieved on the Valuation Date and on assumptions that may prove to be erroneous. The actual market value of your Notes on the Maturity Date or at any other time, including any time you may wish to sell your Notes, may bear little relation to the hypothetical Payments at Maturity shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the Notes or on an investment in any Reference Asset or in the securities represented by any Reference Asset.

P-7	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Exchange Traded Funds Royal Bank of Canada
SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Assets. These risks are explained in more detail in the section “Risk Factors” in the product prospectus supplement. In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:
Risks Relating to the Terms of the Notes
•
You May Receive Less than the Principal Amount at Maturity — Investors in the Notes could lose all or a substantial portion of their principal amount if there is a decline in the price of the Lesser Performing Reference Asset between the Strike Date and the Valuation Date. If the Final Price of the Lesser Performing Reference Asset is less than its Trigger Price, the amount of cash that you receive at maturity will represent a loss of your principal that is proportionate to the decline in the closing price of the Lesser Performing Reference Asset from the Strike Date to the Valuation Date. Any Contingent Coupons received on the Notes prior to the Maturity Date may not be sufficient to compensate for any such loss.

•
You May Not Receive Any Contingent Coupons — We will not necessarily make any coupon payments on the Notes. If the closing price of any of the Reference Assets on a Coupon Observation Date is less than its Coupon Barrier, we will not pay you the Contingent Coupon applicable to that Coupon Observation Date. If the closing price of any of the Reference Assets is less than its Coupon Barrier on each of the Coupon Observation Dates and on the Valuation Date, we will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes. Accordingly, if we do not pay the Contingent Coupon on the Maturity Date, you will also incur a loss of principal, because the Final Price of the Lesser Performing Reference Asset will be less than its Trigger Price.

•
The Notes Are Subject to an Automatic Call — If on any quarterly Call Observation Date, beginning in December 2023, the closing price of each Reference Asset is greater than or equal to its Initial Price, then the Notes will be automatically called. If the Notes are automatically called, then, on the applicable Coupon Payment Date, for each $1,000 in principal amount, you will receive $1,000 plus the Contingent Coupon otherwise due on the applicable Coupon Payment Date. You will not receive any Contingent Coupons after that payment. You may be unable to reinvest your proceeds from the automatic call in an investment with a return that is as high as the return on the Notes would have been if they had not been called.

•
The Notes Are Linked to the Lesser Performing Reference Asset, Even if the Other Reference Assets Perform Better — Your return on the Notes will be linked to the lesser performing of the Reference Assets. Even if the Final Prices of the other Reference Assets have increased compared to their Initial Prices, or have experienced a decrease that is less than that of the Lesser Performing Reference Asset, your return will only be determined by reference to the performance of the Lesser Performing Reference Asset, regardless of the performance of the other Reference Assets.

•
Your Payment on the Notes Will Be Determined by Reference to Each Reference Asset Individually, Not to a Basket, and the Payment at Maturity Will Be Based on the Performance of the Lesser Performing Reference Asset — The Payment at Maturity will be determined only by reference to the performance of the Lesser Performing Reference Asset, regardless of the performance of the other Reference Assets. The Notes are not linked to a weighted basket, in which the risk may be mitigated and diversified among each of the basket components. For example, in the case of notes linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. As a result, the depreciation of one basket component could be mitigated by the appreciation of the other basket components, as scaled by the weighting of the basket components. However, in the case of the Notes, the individual performance of each of the Reference Assets would not be combined, and the depreciation of one Reference Asset would not be mitigated by any appreciation of the other Reference Assets. Instead, your return will depend solely on the Final Price of the Lesser Performing Reference Asset.

•
The Call Feature and the Contingent Coupon Feature Limit Your Potential Return — The return potential of the Notes is limited to the pre-specified Contingent Coupon Rate, regardless of the appreciation of the Lesser Performing Reference Asset. In addition, the total return on the Notes will vary based on the number of Coupon

P-8	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Exchange Traded Funds Royal Bank of Canada
Observation Dates on which the Contingent Coupon becomes payable prior to maturity or an automatic call. Further, if the Notes are called due to the Call Feature, you will not receive any Contingent Coupons or any other payment in respect of any Coupon Observation Dates after the applicable Coupon Payment Date. Since the Notes could be called as early as the first Call Observation Date, the total return on the Notes could be minimal. If the Notes are not called, you may be subject to the full downside performance of the Lesser Performing Reference Asset even though your potential return is limited to the Contingent Coupon Rate. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the Reference Assets.
•
Your Return on the Notes May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity — The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you purchased one of our conventional senior interest bearing debt securities.

•
Owning the Notes Is Not the Same as Owning Shares of the Reference Assets or the Securities Represented by the Reference Assets — The return on your Notes is unlikely to reflect the return you would realize if you actually owned shares of the Reference Assets or the securities represented by the Reference Assets. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on those securities during the term of your Notes. As an owner of the Notes, you will not have voting rights or any other rights that holders of those securities may have. Furthermore, the Reference Assets may appreciate substantially during the term of the Notes, while your potential return will be limited to the applicable Contingent Coupon payments.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes — The Notes are our senior unsecured debt securities. As a result, your receipt of any Contingent Coupons, if payable, and the amount due on any applicable payment date is dependent upon our ability to repay our obligations on the applicable payment dates. This will be the case even if the prices of the Reference Assets increase after the Strike Date. No assurance can be given as to what our financial condition will be at any time during the term of the Notes.

Risks Relating to the Secondary Market for the Notes
•
There May Not Be an Active Trading Market for the Notes-Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the Notes; however, they are not required to do so. RBCCM or any of our other affiliates may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

Risks Relating to the Initial Estimated Value of the Notes
•
The Initial Estimated Value of the Notes Is Less than the Price to the Public — The initial estimated value that is set forth on the cover page of this pricing supplement does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the prices of the Reference Assets, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount, the referral fee, and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount, the referral fee, or our hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined by RBCCM for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary price will be less than if the internal funding rate was used. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

P-9	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Exchange Traded Funds Royal Bank of Canada
•
The Initial Estimated Value of the Notes that Is Set Forth on the Cover Page of this Pricing Supplement Is an Estimate Only, Calculated as of the Time the Terms of the Notes Were Set — The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.
Risks Relating to Conflicts of Interest and Our Trading Activities
•
Our Business Activities May Create Conflicts of Interest — We and our affiliates expect to engage in trading activities related to the Reference Assets or to the securities represented by the Reference Assets that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the share prices of the Reference Assets, could be adverse to the interests of the holders of the Notes. We and one or more of our affiliates may, at present or in the future, engage in business with the securities represented by the Reference Assets, including making loans to or providing advisory services. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes. Moreover, we, and our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Assets or the securities represented by the Reference Assets. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us or one or more of our affiliates may affect the share price or share prices, as applicable, of the Reference Assets, and therefore, the market value of the Notes.

Risks Relating to the Reference Assets
•
An Investment in the Notes Is Subject to Risks Associated with Specific Economic Sectors— The stocks held by each exchange traded fund to which the Notes are linked are issued by companies engaged in a specific sector of the economy, specially, the gold and silver mining industry, as to the GDX, the regional banking industry, as to the KRE, and the biotech industry, as to the XBI. Accordingly, an investment in the Notes is subject to the specific risks of companies that operate in each of these sectors. An investment in the Notes may accordingly be more risky than a security linked to a more diversified set of securities.

•
The Notes Are Subject to Exchange Rate Risk — Because certain securities held by the GDX are traded in currencies other than U.S. dollars, and the Notes are denominated in U.S. dollars, the amount payable on the Notes at maturity may be exposed to fluctuations in the exchange rate between the U.S. dollar and each of the currencies in which those securities are denominated. These changes in exchange rates may reflect changes in various non-U.S. economies that in turn may affect the payment on the Notes at maturity. An investor’s net exposure will depend on the extent to which the currencies in which the relevant securities are denominated either strengthen or weaken against the U.S. dollar and the relative weight of each security.

•
You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Reference Assets — In the ordinary course of their business, our affiliates may have expressed views on expected movements in the Reference Assets or the equity securities that they represent, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who transact business in markets relating to any Reference Asset may at any time have significantly different views from those of our affiliates. For these reasons, you are encouraged to derive information concerning the Reference Assets from multiple sources, and you should not rely solely on views expressed by our affiliates.

P-10	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Exchange Traded Funds Royal Bank of Canada
•
An Investment in the Notes Is Subject to Management Risk — The Reference Assets are not managed according to traditional methods of ‘‘active’’ investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, each Reference Asset, utilizing a ‘‘passive’’ or indexing investment approach, attempts to approximate the investment performance of its underlying index by investing in a portfolio of securities that generally replicate its underlying index. Therefore, unless a specific security is removed from its underlying index, the Reference Asset generally would not sell a security because the security’s issuer was in financial trouble. In addition, each Reference Asset is subject to the risk that the investment strategy of its investment advisor may not produce the intended results.

•
The Reference Assets and their Underlying Indices Are Different — The performance of each Reference Asset may not exactly replicate the performance of its respective underlying index, because these Reference Assets will reflect transaction costs and fees that are not included in the calculation of its underlying index. It is also possible that the performance of these Reference Assets may not fully replicate or may in certain circumstances diverge significantly from the performance of their underlying indices due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Reference Assets, or due to other circumstances. These Reference Assets may use a variety of instruments, including futures contracts, options, and swap agreements, in seeking performance that corresponds to their underlying indices and in managing cash flows.

During periods of market volatility, securities held by these Reference Assets may be unavailable in the secondary market, market participants may be unable to calculate accurately their net asset value per share and their liquidity may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the applicable Reference Asset. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the applicable Reference Asset. As a result, under these circumstances, the market value of shares of these Reference Assets may vary substantially from the applicable net asset value per share. For all of the foregoing reasons, the performance of these Reference Assets may not correlate with the performance of their underlying indices as well as their net asset value per share, which could materially and adversely affect the value of the Notes in the secondary market and/or reduce the payments on the Notes.
•
We and Our Affiliates Do Not Have Any Affiliation with the Investment Advisor of Any Reference Asset or the Sponsor of Any Underlying Index and Are Not Responsible for Their Public Disclosure of Information — We and our affiliates are not affiliated with the investment advisor of any Reference Asset or the sponsor of any underlying index in any way and have no ability to control or predict their actions, including any errors in or discontinuance of disclosure regarding their methods or policies relating to the Reference Assets or the underlying indices. The investment advisors of the Reference Assets and the sponsors of the underlying indices are not involved in the offering of the Notes in any way and have no obligation to consider your interests as an owner of the Notes in taking any actions relating to the Reference Assets or the underlying indices that might affect the value of the Notes. Neither we nor any of our affiliates has independently verified the adequacy or accuracy of the information about the investment advisors, the sponsors, the Reference Assets or the underlying indices contained in any public disclosure of information. You, as an investor in the Notes, should make your own investigation into the Reference Assets.

•
The Policies of the Investment Advisors of the Reference Assets or the Sponsors of the Underlying Indices Could Affect the Amount Payable on the Notes and Their Market Value — The policies of the investment advisors concerning the management of the Reference Assets or the sponsors concerning the calculation of the underlying indices, additions, deletions or substitutions of the securities held by the Reference Assets could affect the market price of shares of the Reference Assets and, therefore, the amounts payable on the Notes and the market value of the Notes. The amounts payable on the Notes and their market value could also be affected if the investment advisors or the sponsors change these policies, for example, by changing the manner in which an investment advisor manages the Reference Assets, or if a sponsor changes the manner in which it calculates an underlying index, or if a Reference Asset’s investment advisor discontinues or suspends maintenance of a Reference Asset, in which case it may become difficult to determine the market value of the Notes. Neither the investment advisors of the Reference Assets nor the sponsors of the underlying indices have any connection to the offering of the Notes, and the investment advisors and the sponsors have no obligations to you as an investor in the Notes in making their decisions regarding its Reference Asset or the underlying indices, as applicable.

P-11	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Exchange Traded Funds Royal Bank of Canada
•
The Payments on the Notes Are Subject to Postponement due to Market Disruption Events and Adjustments — The payment at maturity, each Coupon Observation Date, each Call Observation Date and the Valuation Date are subject to adjustment as described in the product prospectus supplement. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

P-12	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Exchange Traded Funds Royal Bank of Canada
INFORMATION REGARDING THE REFERENCE ASSETS
Information filed with the SEC by the Reference Assets under the Securities Exchange Act of 1934, as amended, and the Investment Company Act of 1940, as amended, can be obtained through the SEC’s website at www.sec.gov. In addition, information about the Reference Assets may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We have not participated in the preparation of, or verified, such publicly available information. None of the forgoing documents or filings are incorporated by reference in, and should not be considered part of, this document.
The following information regarding the Reference Assets is derived from publicly available information.
We have not independently verified the accuracy or completeness of reports filed by the Reference Assets with the SEC, information published by them on their websites or in any other format, information about them obtained from any other source or the information provided below.
Each Reference Asset is an investment portfolio maintained and managed by the applicable investment advisor. The Notes are not sponsored, endorsed, sold or promoted by these investment advisors. These investment advisors make no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. These investment advisors have no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.
VanEck® Gold Miners ETF ("GDX")
The VanEck® Gold Miners ETF ("GDX") is an investment portfolio maintained, managed and advised by Van Eck Associates Corporation ("Van Eck"). The VanEck ETF Trust is a registered open-end investment company that consists of numerous separate investment portfolios, including the GDX.
The GDX is an exchange traded fund that trades on NYSE Arca under the ticker symbol “GDX.”
The GDX seeks to seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the NYSE Arca Gold Miners Index (the "Underlying Index"). The GDX, using a “passive” or indexing investment approach, attempts to approximate the investment performance of the Underlying Index by investing in a portfolio of securities that generally replicates the Underlying Index. The GDX will normally invest at least 80% of its total assets in common stocks that comprise the Underlying Index.
The Notes are not sponsored, endorsed, sold or promoted by Van Eck. Van Eck makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. Van Eck has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.
The Underlying Index
We have derived all information contained in this terms supplement regarding the Underlying Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information and information supplied by ICE Data Indices, LLC (the “index sponsor”), the index sponsor and the index administrator. The index sponsor is responsible for the day-to-day management of the Underlying Index, including retaining primary responsibility for all aspects of the Underlying Index determination process, including implementing appropriate governance and oversight. The NYSE Arca has no obligation to continue to publish, and may discontinue the publication of, the Underlying Index.
The Underlying Index includes common stocks, ADRs and GDRs of selected companies that are involved primarily in mining for gold or silver and that are listed for trading and electronically quoted on a major stock market that is accessible by foreign investors. Generally, this will include exchanges in most developed markets and major emerging markets, and will include companies that are cross-listed, e.g., both U.S. and Canadian listings. The index sponsor will use its discretion to avoid exchanges and markets that are considered “frontier” in nature or have major restrictions to foreign ownership. The Underlying Index includes companies that derive at least 50% of their revenues from gold mining and related activities (40% for companies already in the Underlying Index).  Also, the Underlying Index maintains exposure to companies with a significant revenue exposure to silver mining in addition to gold mining, which will not exceed 20% of the Underlying Index weight at each rebalance.

P-13	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Exchange Traded Funds Royal Bank of Canada
Only companies with market capitalizations greater than $750 million, an average daily volume of at least 50,000 shares over the past three months and an average daily value traded of at least $1 million over the past three months are eligible for inclusion in the Underlying Index. For companies already in the Underlying Index, the market capitalization requirement is greater than $450 million, the average daily volume requirement is at least 30,000 shares over the past three months and the average daily value traded requirement is at least $600,000 over the past three months. The index sponsor has the discretion to not include all companies that meet the minimum criteria for inclusion.
Only one listing is permitted per company and the listing representing the company’s ordinary shares is generally used. If an ADR, GDR, or U.S. cross-listing is available for a given stock and it satisfies the minimum liquidity requirements, that ADR, GDR, or U.S. cross-listing will be used instead of the locally listed ordinary share. If multiple share classes are available for a particular listing line, the shares outstanding for each class will be added up and be attributed to the most liquid class.
Calculation of the Underlying Index. The Underlying Index is calculated by NYSE Arca on a net total return basis. A net total return index measures the period to period change in the value of its components due to changes in the valuation (price in U.S. dollars) of those components plus (by means of an adjustment to the divisor) any income produced by those components net of dividend withholding taxes. As the index level is expressed in U.S. dollars, the Underlying Index converts non-U.S. currencies into U.S. dollars using currency exchange rates. The calculation is based on the current modified market capitalization divided by a divisor. The divisor was determined on the initial capitalization base of the Underlying Index and the base level and may be adjusted as a result of corporate actions and composition changes, as described below.
Index Maintenance. The Underlying Index is reviewed quarterly. The general aim of the quarterly rebalance of the Underlying Index is to ensure that the selection and weightings of the components continues to reflect as closely as possible the Underlying Index's objective of measuring the performance of highly capitalized companies in the gold mining industry. The index sponsor reserves the right to, at any time, change the number of stocks comprising the Underlying Index by adding or deleting one or more stocks, or replacing one or more stocks contained in the Underlying Index with one or more substitute stocks of its choice, if in the index sponsor's discretion such addition, deletion or substitution is necessary or appropriate to maintain the quality and/or character of the index. The rebalances become effective at the open of the first trading after the third Friday of March, June, September and December.
Components will be removed from the Underlying Index during the quarterly review if (1) the market capitalization is less than $450 million, or (2) the average daily volume for the previous three months is less than 30,000 shares and the average daily value traded for the previous three months is less than $600,000.
At the time of the quarterly rebalance, the component security quantities will be modified to conform to the following asset diversification requirements:
(1)	the weight of any single component security may not account for more than 20% of the total value of the Underlying Index;
(2)
the component securities are split into two subgroups – large and small, which are ranked by market capitalization weight in the Underlying Index. Large securities are defined as having a starting index weight greater than or equal to 5%. Small securities are defined as having a starting index weight below 5%; and

(3)
the final aggregate weight of those component securities which individually represent more than 4.5% of the total value of the Underlying Index may not account for more than 45% of the total index value.

The weights of the components securities (taking into account expected component changes and share adjustments) are modified in accordance with the Underlying Index’s diversification rules.

P-14	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Exchange Traded Funds Royal Bank of Canada
Diversification Rule 1: If any component stock exceeds 20% of the total value of the Underlying Index, then all stocks greater than 20% of the Underlying Index are reduced to represent 20% of the value of the Underlying Index. The aggregate amount by which all component stocks are reduced is redistributed proportionately across the remaining stocks that represent less than 20% of the index value. After this redistribution, if any other stock then exceeds 20%, the stock is set to 20% of the index value and the redistribution is repeated.

Diversification Rule 2: If the components with a starting index weight of 5% or greater exceeds 45% of the total value of the Underlying Index (after any adjustments for Diversification Rule 1), the components are sorted into two groups, large are components with a starting index weight of 5% or greater and small are components with a weight of under 5%. The large group will represent in the aggregate 45% and the small group will represent 55% in the aggregate of the final index weight. This will be adjusted through the following process: The weight of each of the large stocks will be scaled down proportionately (with a floor of 5%) so that the aggregate weight of the large components will be reduced to represent 45% of the Underlying Index. If any large component stock falls below a weight equal to the product of 5% and the proportion by which the stocks were scaled down following this distribution, then the weight of the stock is set equal to 5% and the components with weights greater than 5% will be reduced proportionately. The weight of each of the small components will be scaled up proportionately from the redistribution of the large components. If any small component stock exceeds a weight equal to the product of 4.5% and the proportion by which the stocks were scaled down following this distribution, then the weight of the stock is set equal to 4.5%. The redistribution of weight to the remaining stocks is repeated until the entire amount has been redistributed.

The inclusion of new companies in the Underlying Index will typically only occur during the quarterly reconstitutions or rebalances, although there could be exceptions based on a specific corporate action affecting a current constituent. The inclusion of the new company at the quarterly rebalances/reconstitutions will be announced at least six trading days before the effective date of the actual inclusion. Components would be removed from the Underlying Index as a result of periodic corporate actions as well as the results of the quarterly rebalances/reconstitutions. All removals in the quarterly rebalances/reconstitutions will be announced at least six trading days before the effective date of the removal. The new composition of the Underlying Index, including the companies to be a part of the index and their corresponding new index shares, will be announced at least six trading days before the effective date.

In case of an event that could affect one or more constituents, the index sponsor will inform the market about the intended treatment of the event in the Underlying Index shortly after the firm details have become available and have been confirmed. When possible, the corporate action will be announced, even if not all information is known, at least one trading day before the effective date of the action. Once the corporate action has been effectuated, the index sponsor will confirm the changes in a separate announcement.

Changes to the index methodology will be announced by the index sponsor. Generally, the index sponsor shall announce rule changes prior to them being implemented.

SPDR® S&P® Regional Banking ETF ("KRE")
The shares of the SPDR® S&P® Regional Banking ETF are issued by the SPDR® Series Trust (the “trust”), a registered investment company. The KRE seeks investment results that, before fees and expenses, correspond generally to the total return performance of the S&P Regional Banks Select Industry Index (the “underlying index”). The KRE trades on the NYSE Arca under the ticker symbol “KRE”. SSGA Funds Management, Inc. (“SSGA”) currently serves as the investment adviser to the KRE.
Investment Objective and Strategy
The KRE seeks to provide investment results that correspond generally to the total return performance, before fees and expenses, of the underlying index.
In seeking to track the performance of the underlying index, the KRE employs a sampling strategy, which means that the KRE is not required to purchase all of the securities represented in the underlying index. Instead, the KRE may purchase a subset of the securities in the underlying index in an effort to hold a portfolio of securities with generally the same risk and return characteristics of the underlying index. The quantity of holdings in the KRE will be based on a number of factors,

P-15	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Exchange Traded Funds Royal Bank of Canada
including asset size of the KRE. Based on its analysis of these factors, SSGA Fund Management, Inc. (the “adviser”), the investment adviser to the KRE, either may invest the KRE’s assets in a subset of securities in the underlying index or may invest the KRE’s assets in substantially all of the securities represented in the underlying index in approximately the same proportions as the underlying index, as determined by the adviser to be in the best interest of the KRE in pursuing its objective. The KRE is classified as “diversified” under the Investment Company Act of 1940, as amended; however, the KRE may become “non-diversified” as a result of tracking the index (e.g., changes in weightings of one or more component securities). When the KRE is non-diversified, it may invest a relatively high percentage of its assets in a limited number of issuers.
Under normal market conditions, the KRE generally invests substantially all, but at least 80%, of its total assets in the securities comprising the underlying index. In addition, in seeking to track the underlying index, the KRE may invest in equity securities that are not included in the underlying index, cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by the adviser). In seeking to track the underlying index, the KRE’s assets may be concentrated in an industry or group of industries, but only to the extent that the underlying index concentrates in a particular industry or group of industries. Futures contracts (a type of derivative instrument) may be used by the KRE in seeking performance that corresponds to the underlying index and in managing cash flow.
S&P Regional Banks Select Industry Index
The underlying index represents the banks segment of the S&P Total Market Index (“S&P TMI”). The S&P TMI is designed to track the broad U.S. equity market. The underlying index is one of 21 of the S&P Select Industry Indices (the “Select Industry Indices”), each designed to measure the performance of a narrow sub-industry or group of sub-industries determined based on the Global Industry Classification Standard (“GICS”). Membership in the Select Industry Indices is based on the GICS classification, as well as liquidity and market cap requirements. Companies in the Select Industry Indices are classified according to GICS which determines classifications primarily based on revenues; however, earnings and market perception are also considered. The underlying index consists of the S&P TMI constituents belonging to the Regional Banks sub-industry that satisfy the following criteria: (i) have a float-adjusted market capitalization greater than or equal to $500 million with a float-adjusted liquidity ratio (defined by dollar value traded over the previous 12 months divided by the float-adjusted market capitalization as of the index rebalancing reference date) greater than or equal to 90% or have a float-adjusted market capitalization greater than or equal to $400 million with a float-adjusted liquidity ratio greater than or equal to 150%; and (ii) are U.S. based companies. To evaluate liquidity, the dollar value traded for initial public offerings or spin-offs that do not have 12 months of trading history is annualized. The market capitalization threshold may be relaxed to ensure that there are at least 22 stocks in the index as of the rebalancing effective date. Existing index constituents are removed at the quarterly rebalancing effective date if either their float-adjusted market capitalization or their float adjusted liquidity ratio falls below $300 million or their float-adjusted liquidity ratio falls below 50%. The market capitalization threshold and the liquidity threshold are each reviewed from time to time based on market conditions. The Underlying Index rebalances and reconstitutes quarterly on the third Friday of the quarter ending month. The reference date for additions and deletions is after the close of the last trading date of the previous month. The S&P TMI tracks all eligible U.S. common equities listed on the NYSE, NYSE Arca, NYSE American, Nasdaq Global Select Market, Nasdaq Select Market, Nasdaq Capital Market, Cboe BZX, Cboe BYX, Cboe EDGA, or Cboe EDGX exchanges. The Index is modified equal weighted.
The underlying index is sponsored by S&P Dow Jones Indices LLC (the "index sponsor"), which is not affiliated with the KRE or the adviser. The index sponsor determines the composition of the underlying index, relative weightings of the securities in the underlying index and publishes information regarding the market value of the underlying index.
The SPDR® S&P® Biotech ETF (“XBI”)
The XBI is an investment portfolio maintained and managed by SSGA Funds Management, Inc. (“SSFM”). SSFM is the investment advisor to separate investment portfolios, including the XBI. The XBI seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P® Biotechnology Select Industry® Index (the “underlying index”). The underlying index represents the biotechnology sub-industry portion of the Standard & Poor’s (“S&P”) Total Market Index (“S&P TMI”), an index that measures the performance of the U.S. equity market. The XBI holds the shares of companies that are in the biotechnology sector. The XBI trades on NYSE Arca under the ticker symbol “XBI.”

P-16	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Exchange Traded Funds Royal Bank of Canada
In seeking to track the performance of the underlying index, the XBI employs a sampling strategy, which means that the fund is not required to purchase all of the securities represented in the underlying index. Instead, the underlying index may purchase a subset of the securities in the underlying index in an effort to hold a portfolio of securities with generally the same risk and return characteristics of the underlying index The XBI will normally invest at least 80% of its total assets in the common stocks that comprise the underlying index.
The S&P® Biotechnology Select Industry® Index
The underlying index represents the biotechnology segment of the S&P Total Market Index (“S&P TMI”). The S&P TMI is designed to track the broad U.S. equity market. The biotechnology segment of the S&P TMI comprises the Biotechnology sub-industry. The underlying index is one of 21 of the S&P Select Industry Indices (the “Select Industry Indices”), each designed to measure the performance of a narrow sub-industry or group of sub-industries determined based on the Global Industry Classification Standard (“GICS”). Membership in the Select Industry Indices is based on the GICS classification, as well as liquidity and market cap requirements. Companies in the Select Industry Indices are classified according to GICS which determines classifications primarily based on revenues; however, earnings and market perception are also considered. The underlying index consists of the S&P TMI constituents belonging to the Biotechnology sub-industry that satisfy the following criteria:
have a float-adjusted market capitalization greater than or equal to $500 million with a float-adjusted liquidity ratio (defined by dollar value traded over the previous 12 months divided by the float-adjusted market capitalization as of the index rebalancing reference date) greater than or equal to 90% or have a float-adjusted market capitalization greater than or equal to $400 million with a float-adjusted liquidity ratio (as defined above) greater than or equal to 150%; and
•	are U.S. based companies.
To evaluate liquidity, the dollar value traded for initial public offerings or spin-offs that do not have 12 months of trading history is annualized. If there are fewer than 35 stocks, stocks from the Life Sciences Tools & Services sub-industry that meet the market capitalization and liquidity thresholds are included in order of their float-adjusted market capitalization from largest to smallest. If there continues to be fewer than 22 stocks, the market capitalization threshold may be relaxed to ensure that there are at least 22 stocks in the underlying index as of the rebalancing effective date. Existing index constituents are removed at the quarterly rebalancing effective date if either their float-adjusted market capitalization falls below $300 million or their float-adjusted liquidity ratio falls below 50%. The market capitalization threshold and the liquidity threshold are each reviewed from time to time based on market conditions.
The underlying index rebalances and reconstitutes quarterly on the third Friday of the quarter ending month. The reference date for additions and deletions is after the close of the last trading date of the previous month. The S&P TMI tracks all eligible U.S. common equities listed on the NYSE, NYSE Arca, NYSE American, Nasdaq Global Select Market, Nasdaq Select Market, Nasdaq Capital Market, Cboe BZX, Cboe BYX, Cboe EDGA, or Cboe EDGX exchanges.
The underlying index is modified equal weighted.

P-17	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Exchange Traded Funds Royal Bank of Canada
HISTORICAL INFORMATION
We obtained the information regarding the historical performance of the Reference Assets in the graphs below from Bloomberg Financial Markets.
We have not independently investigated the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the Reference Assets should not be taken as an indication of their future performance, and no assurance can be given as to the price of any Reference Asset at any time. We cannot give you assurance that the performance of any of the Reference Assets will not result in the loss of all or a portion of your investment in the Notes.

Historical Information for the GDX

The graph below illustrates the performance of this Reference Asset from January 1, 2013 to September 12, 2023. The closing price of this Reference Asset on September 12, 2023 was $28.79, which is its Initial Price. The red line represents the Coupon Barrier and Trigger Price of $17.27, which is equal to 60% of its Initial Price, rounded to two decimal places.

HISTORICAL PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

P-18	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Exchange Traded Funds Royal Bank of Canada
Historical Information for the KRE

The graph below illustrates the performance of this Reference Asset from January 1, 2013 to September 12, 2023. The closing price of this Reference Asset on September 12, 2023 was $43.64, which is its Initial Price. The red line represents the Coupon Barrier and Trigger Price of $26.18, which is equal to 60% of its Initial Price, rounded to two decimal places.

HISTORICAL PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

P-19	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Exchange Traded Funds Royal Bank of Canada
Historical Information for the XBI

The graph below illustrates the performance of this Reference Asset from January 1, 2013 to September 12, 2023. The closing price of this Reference Asset on September 12, 2023 was $79.13, which is its Initial Price. The red line represents the Coupon Barrier and Trigger Price of $47.48, which is equal to 60% of its Initial Price, rounded to two decimal places.

HISTORICAL PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

P-20	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Exchange Traded Funds Royal Bank of Canada
SUPPLEMENTAL DISCUSSION OF
U.S. FEDERAL INCOME TAX CONSEQUENCES
The following disclosure supplements, and to the extent inconsistent supersedes, the discussion in the product prospectus supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences.”
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference, directly or indirectly, an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Based on our determination that the Notes are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting a Reference Asset or the Notes (for example, upon a Reference Asset rebalancing) and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of a Reference Asset or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

P-21	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Exchange Traded Funds Royal Bank of Canada
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
Delivery of the Notes will be made against payment for the Notes on September 20, 2023, which is the third (3rd) business day following the Trade Date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus.
We will deliver the Notes on a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
In the initial offering of the Notes, they will be offered to investors at a purchase price equal to par, except with respect to certain accounts as indicated on the cover page of this document. In addition to the underwriting discount set forth on the cover page, we or one of our affiliates will also pay an expected fee to a broker-dealer that is unaffiliated with us for providing certain electronic platform services with respect to this offering, and we may also pay a referral fee to an unaffiliated broker-dealer, as set forth on the cover page of this document.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately three months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount, the referral fee or our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may be a higher amount, reflecting the addition of RBCCM’s underwriting discount, the referral fee and our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.
We may use this pricing supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

P-22	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Exchange Traded Funds Royal Bank of Canada
STRUCTURING THE NOTES
The Notes are our debt securities, the return on which is linked to the performance of the Reference Assets. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that reduced the initial estimated value of the Notes at the time their terms were set. Unlike the estimated value that is set forth on the cover page of this pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Assets, and the tenor of the Notes. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduced the economic terms of the Notes to you. The initial offering price of the Notes also reflects the underwriting discount, the referral fee and our estimated hedging costs. These factors resulted in the initial estimated value for the Notes on the Trade Date being less than their public offering price. See “Selected Risk Considerations—The Initial Estimated Value of the Notes Is Less than the Price to the Public” above.

VALIDITY OF THE NOTES
In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, will be valid obligations of the Bank, subject to equitable remedies which may only be granted at the discretion of a court of competent authority, subject to applicable bankruptcy, to rights to indemnity and contribution under the Notes or the Indenture which may be limited by applicable law, to insolvency and other laws of general application affecting creditors’ rights, to limitations under applicable limitations statutes, and to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated September 14, 2021, which has been filed as Exhibit 5.3 to the Bank's Form 6-K filed with the SEC dated September 14, 2021.
In the opinion of Ashurst LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of the Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and subject to general principles of equity, public policy considerations and the discretion of the court before which any suit or proceeding may be brought. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated September 14, 2021, which has been filed as Exhibit 5.4 to the Bank's Form 6-K dated September 14, 2021.

P-23	RBC Capital Markets, LLC